Exhibit 10.17

Casper Sleep Inc.

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of January 24, 2020, is made by and between Casper Sleep Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Philip Krim (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Parties previously entered into that certain At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, dated July 8, 2014 (the “Prior Agreement”);

WHEREAS, it is the desire of the Company to assure itself of the services of Executive following the Effective Date (as defined below) and thereafter on the terms herein provided by entering into this Agreement; and

WHEREAS, it is the desire of Executive to provide services to the Company following the Effective Date and thereafter on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                                      Employment.

(a)                                 General.  Effective as of the first date hereafter on which the Company’s common stock is listed (or approved for listing) on any securities exchange or designated (or approved for designation) as a national market security on an interdealer quotation system (the “IPO”), or such other date mutually agreed in writing between the Parties (such date, the “Effective Date”), the Company shall employ Executive and Executive shall remain in the employ of the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein.

(b)                                 Employment Term.  The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and end on the third (3rd) anniversary of the Effective Date, subject to earlier termination as provided in Section 3 below.  The Term shall automatically renew for additional twelve (12) month periods unless no later than ninety (90) days prior to the end of the applicable Term either Party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3 below.

(c)                                  Positions.  Executive shall serve as the Chief Executive Officer of the Company with such responsibilities, duties and authority normally associated with such position and as may from time to time be reasonably assigned to Executive by the Board, as defined below.  Executive shall report directly to the Board.  In addition, following the Effective Date, the Board shall take such action as may be necessary to appoint or elect Executive to serve as a Class III member of the Board.  Thereafter, during the Term, the Board shall nominate Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.  Executive shall use his reasonable best efforts to attend each regular meeting of the Board, and such other meetings for which there is reasonable prior notice, in person, except as may be otherwise agreed by the Board prior to such meeting.  At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Executive Officer.  In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.

(d)                                 Duties.  Executive shall devote substantially all of Executive’s working time, attention and efforts to the business and affairs of the Company (which shall include service to its affiliates), except during any paid vacation or other excused absence periods.  Executive shall not engage in outside business activities (including serving on outside boards or committees) without the prior written consent of the Board (which the Board may grant or withhold in its sole and absolute discretion); provided that Executive shall be permitted to (i) have a direct and/or indirect ownership interest in non-competing companies; (ii) serve on the board of directors (or as an advisor) of any business corporation other than a competitor of the Company or where the Board reasonably determines there is an actual conflict of interest, provided that Executive shall not serve on more than one other public company board (and two boards total) without the prior consent of the Board, not to be unreasonably withheld, and shall obtain prior consent of the Board prior to serving on another public company board, not to be unreasonably withheld; (iii) serve on the board of directors of, or work for, any charitable, non-profit or community organization other than a competitor of the Company or where the Board reasonably determines there is an actual conflict of interest; or (iv) pursue his personal financial and legal affairs, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder or violate any restrictive covenants applicable to Executive pursuant to any written agreement with the Company (including, without limitation, the restrictive covenants set forth in Section 5).  Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”), provided that the terms of such Policies do not conflict with the terms of this Agreement, in which case this Agreement shall control.

(e)                                  Location.  Executive shall perform his duties hereunder at the offices of the Company located in New York, New York, but from time to time Executive may be reasonably required to travel to other locations in the proper conduct of Executive’s responsibilities under this Agreement.

2.                                      Compensation and Related Matters.

(a)                                 Annual Base Salary.  During the Term, Executive shall receive a base salary at a rate of $600,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment.  Such annual base salary shall be reviewed annually by the Board in light of competitive peer group practices and Company performance and may be further increased each year at the Board’s discretion (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”).

(b)                                 Annual Bonus.  During the Term, Executive will be eligible to participate in an annual incentive program established by the Board.  Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be a minimum of fifty percent (50%) of Executive’s Annual Base Salary if threshold performance goals are achieved, one hundred percent (100%) of Executive’s Annual Base Salary if target performance goals are achieved, and a maximum of two hundred percent (200%) of Executive’s Annual Base Salary if maximum performance goals are achieved (with bonus amounts straight-line interpolated between threshold, target, and maximum achievement levels).  The

Annual Bonus payable under the incentive program shall be based on the achievement of threshold, target, and maximum performance goals to be established and the achievement of which shall be determined annually by the Board.  The payment of any Annual Bonus pursuant to the incentive program will be made on or before March 15th of the year following the year in which such Annual Bonus is earned.

(c)                                  Annual Equity Awards.  During the Term, Executive will be eligible to participate in the Company’s equity incentive plans for executives and employees and receive annual equity awards thereunder, as determined by the Board in its sole discretion and subject to the terms of the Company’s equity incentive plans and applicable award agreements by and between Executive and the Company.

(d)                                 Benefits.  During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements as the Company may from time to time offer to provide to its executives, including, but not limited to, a life insurance program (with buy-up option, if available), consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.  Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit.  In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 below.

(e)                                  Transportation Allowance.  During the Term, Executive shall receive a taxable transportation allowance of $1,000 per month, which, for the avoidance of doubt, shall be separate and apart from any expense reimbursement for travel under Section 2(g), below.

(f)                                   Vacation; Holidays.  During the Term, Executive shall be entitled to paid vacation per calendar year (pro-rated for partial years) in accordance with the Policies.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.  In addition, the Company offers employees time off for standard Company holidays in accordance with the Policies.

(g)                                  Business Expenses.  During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.  Executive shall be entitled to business class, or, if similar cost, first class air travel, subject to the Company’s travel policy then in effect.

(h)                                 Key Person Insurance.  At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit.  The Company shall have the right to determine the amount of insurance and the type of policy.  Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive.  Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

(i)                                     Indemnification.  The Company hereby agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted under the organizational documents of the Company and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages (including advancement of fees and expenses) resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company hereunder.  The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other officers and directors.  The foregoing obligations shall survive the termination of Executive’s employment with the Company, and shall be in addition to any other indemnification rights Executive is entitled to, under existing indemnification agreements or otherwise.

3.                                      Termination.

(a)                                 Circumstances.  Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(i)                                     Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)                                  Disability.  If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)                               Termination for Cause.  The Company may terminate Executive’s employment for Cause, as defined below.

(iv)                              Termination without Cause.  The Company may terminate Executive’s employment without Cause, which shall include Executive’s termination as a result of the Company delivering a Notice of Non-Renewal.

(v)                                 Resignation from the Company with Good Reason.  Executive may resign Executive’s employment with the Company with Good Reason, as defined below.

(vi)                              Resignation from the Company without Good Reason.  Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason, which shall include Executive’s termination as a result of Executive delivering a Notice of Non-Renewal.

(b)                                 Notice of Termination.  During the Term, any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i) above) shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination (as defined below).  The failure by either party to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing the party’s rights hereunder.

(c)                                  Termination Date.  For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company, which, if Executive’s employment is terminated as a result of Executive’s death, will be the date of Executive’s death, and otherwise shall be the date specified in a Notice of Termination.  Except in the case of a termination pursuant to Sections 3(a)(i) and (iii) above, the Date of Termination shall be at least thirty (30) days following the date of the Notice of Termination; provided, however, that the Company may deliver a Notice of Termination to Executive that specifies any Date of Termination that occurs on or after the date of its Notice of Termination and, in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its

sole discretion, change the Date of Termination to any date that occurs on or following the date of the Notice of Termination and is prior to the Date of Termination specified in the Notice of Termination.

(d)                                 Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4.                                      Obligations upon a Termination of Employment.

(a)                                 Company Obligations upon Termination.  Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a) above, Executive (or Executive’s estate) shall be entitled to receive the sum of:  (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any unpaid Annual Bonus earned by Executive for the year prior to the year in which the Date of Termination occurs, as determined by the Board in its good faith discretion based upon actual performance achieved, which Annual Bonus, if any, shall be paid to Executive when bonuses for such year are paid to actively employed senior executives of the Company but in no event later than March 15 of the year in which the Date of Termination occurs; (iii) any accrued but unpaid paid vacation owed to Executive pursuant to Section 2(f) above, if applicable; (iv) any expenses owed to Executive pursuant to Section 2(g) above; and (v) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”).  Except as otherwise expressly required by law or as specifically provided in a Company Arrangement, this Section 4 or otherwise in this Agreement, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b)                                 Executive’s Obligations upon Termination.

(i)                                     Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided the Company shall indemnify and hold harmless Executive with respect to any such cooperation and reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

(ii)                                  Return of Company Property.  Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else).  For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates.  Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.

(c)                                  Severance Payments upon a Termination without Cause, Resignation with Good Reason, or Non-Renewal by the Company outside of the Change in Control Protection Period.  If, during the Term but outside of the Change in Control Protection Period, Executive’s employment terminates pursuant to Section 3(a)(iv) above due to the Company’s termination without Cause, pursuant to Section 3(a)(v) above due to Executive’s resignation with Good Reason, or at the end of the Term as a result of the Company delivering a Notice of Non-Renewal, then, subject to Executive’s delivery to the Company of an executed waiver and release of claims agreement in the Company’s customary form, attached hereto as Exhibit A (the “Release”) that becomes effective and irrevocable in accordance with Section 9(m)(vi) below, and Executive’s continued compliance with Section 5 below, Executive shall receive, in addition to payments and benefits set forth in Section 4(a) above, the following:

(i)                                     an amount in cash equal to eighteen (18) months of Executive’s Annual Base Salary immediately prior to the Date of Termination, payable, less applicable withholdings and deductions, in the form of salary continuation in regular installments over the eighteen (18)-month period following the Date of Termination in accordance with the Company’s normal payroll practices with the first of such installments to commence on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 9(m)(vi) below;

(ii)                                  if the Date of Termination occurs on or after July 1 of the year in question, a pro-rated portion (based on the number of days Executive was employed by the Company during the calendar year in which the Date of Termination occurs) of the Annual Bonus that Executive would have earned had Executive remained employed through the end of the calendar year in which Executive’s Date of Termination occurs and calculated based on actual achievement of the Company performance objectives relating to such Annual Bonus measured as of the end of such year (and assuming any individual, personal performance objectives are achieved at target). If and to the extent earned, such pro-rated Annual Bonus shall be paid out at the same time annual bonuses are paid generally to other executives of the Company for the relevant year, less applicable withholdings and deductions, but in no event later than March 15th of the year immediately following that in which the Date of Termination occurs;

(iii)                               notwithstanding anything to the contrary in any applicable Company equity plan or award agreement, (A) any unvested equity awards held by Executive that are subject to vesting solely based upon Executive’s continuous service with the Company (“Time-Based Equity Awards”) that are outstanding immediately prior to the Date of Termination shall automatically vest and become exercisable (as applicable) as of the Date of Termination with respect to the portion of Time-Based Equity Awards that would have vested during the twelve (12)-month period following the Date of Termination had Executive remained employed with the Company during such twelve (12)-month period and (B) any unvested equity awards held by Executive that are subject to vesting in whole or in part based on the achievement of performance conditions (“Performance-Based Equity Awards”) that are outstanding immediately prior to the Date of Termination shall automatically vest and become exercisable (as applicable) as of the Date of Termination to the extent such performance conditions are fully satisfied as of the Date of Termination (and, for the avoidance of doubt, shall not vest or become exercisable (as applicable) if such performance conditions are not fully satisfied as of the Date of Termination), with such vested awards exercisable by Executive up to ninety (90) days following the Date of Termination, after which date any such vested awards that have not been exercised shall be forfeited; and

(iv)                              a lump-sum cash payment in an amount equal to the aggregate sum of eighteen (18) months of insurance premium payments for Executive and his eligible dependents to continue coverage under Section 4980B of the Code and the regulations thereunder (as if Executive had remained employed by the Company and based on coverage as of immediately prior to the Date of Termination), payable, less applicable withholdings and deductions, in a cash lump sum within sixty (60) days following the Date of Termination, but in no event prior to the date the Release becomes effective and irrevocable or as otherwise provided in Section 9(m)(vi) below (such payment, the “Continued Benefit Payment”).

(d)                                 Severance Payments upon a Termination without Cause or Resignation with Good Reason during the Change in Control Protection Period.  If, during the Term and within the Change in Control Protection Period, Executive’s employment terminates pursuant to Section 3(a)(iv) above due to the Company’s termination without Cause or pursuant to Section 3(a)(v) above due to Executive’s resignation with Good Reason, then, subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 9(m)(vi) below, and Executive’s continued compliance with Section 5 below, Executive shall receive, in addition to payments and benefits set forth in Section 4(a) above, the following:

(i)                                     a lump-sum cash payment in an amount equal to eighteen (18) months of Executive’s Annual Base Salary immediately prior to the Date of Termination, payable, less applicable withholdings and deductions, in a cash lump sum within sixty (60) days following the Date of Termination, but in no event prior to the date the Release becomes effective and irrevocable or as otherwise provided in Section 9(m)(vi) below;

(ii)                                  an additional lump-sum cash payment in an amount equal to one hundred percent (100%) of Executive’s Annual Base Salary in which the Date of Termination occurs, representing payment of the Annual Bonus for such year as if the target performance goals for such year were achieved, payable, less applicable withholdings and deductions, in a cash lump sum within sixty (60) days following the Date of Termination, but in no event prior to the date the Release becomes effective and irrevocable or as otherwise provided in Section 9(m)(vi) below;

(iii)                               notwithstanding anything to the contrary in any applicable Company equity plan or equity agreement, the vesting (and, if applicable, exercisability) shall be accelerated (and, if applicable, all restrictions and rights of repurchase on such awards shall lapse), effective as of immediately prior to the Date of Termination, with respect to 100% of Executive’s unvested equity awards, including the shares subject to Executive’s then outstanding Time-Based Equity Awards and Performance-Based Equity Awards, with such vested awards exercisable by Executive up to ninety (90) days following the Date of Termination, after which date any such vested awards that have not been exercised shall be forfeited; and

(iv)                              the Continued Benefit Payment.

(e)                                  COBRA Payments upon Death or Disability.  If, during the Term, Executive’s employment terminates pursuant to Section 3(a)(i) above due to Executive’s death or pursuant to Section 3(a)(ii) above due to Executive’s Disability (as defined below), Executive (or Executive’s estate) shall receive the Continued Benefit Payment.

(f)                                   No Requirement to Mitigate; Survival.  Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner and Executive shall continue to receive any severance or other payments or benefits to which he is entitled to under this Agreement regardless of whether he seeks or obtains subsequent employment. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

(g)                                  Certain Reductions.  The Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to, payments or benefits pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (ii) any Company policy or practice providing for Executive to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of Executive’s employment.  The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment.  Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(h)                                 Survival.  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 of this Agreement will survive the termination of Executive’s employment and the termination of the Term.

5.                                      Restrictive Covenants and Confidentiality.

(a)                                 The Executive hereby agrees that the Executive shall not, at any time during the Restricted Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity which is competitive with any service or product offering that, as of the Date of Termination, the Company or any entity owned by the Company anywhere in the United States.  For these purposes, “competitive” entities shall consist of businesses that are competitive with, or substantially similar to, the Company’s business as of the Date of Termination.  Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than two percent (2%) of the outstanding interest in such business.

(b)                                 The Executive hereby agrees that the Executive shall not, at any time during the Restricted Period, directly or indirectly, either for himself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employees, suppliers or customers of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company.  For these purposes, a “customer” of the Company shall be all Persons that have actually used the Company’s services or purchased its products at any time prior to the expiration of the Restricted Period.

(c)                                  Except as the Executive reasonably and in good faith determines to be required in the faithful performance of the Executive’s duties hereunder, the Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for the Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information.  The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any other Person, any Proprietary Information after the Date of Termination (i) will continue so long as such Proprietary Information is not generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company and (ii) will not apply to Proprietary Information that was in Executive’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company (as shown by Executive’s then-contemporaneous written records).  The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(d)                                 Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his possession, custody or control.

(e)                                  The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(f)                                   The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or affiliates, either orally or in writing, at any time; provided that the Executive may confer in confidence with the Executive’s legal representatives and make truthful statements as required by law.

(g)                                  Upon termination of the Executive’s employment with the Company for any reason, the Company agrees not to disparage the Executive, either orally or in writing, at any time and will respond to all inquiries regarding the Executive in accordance with the Company’s standard human resources policy which is only to confirm title and dates of employment; provided that the Company may confer in confidence with the Company’s legal representatives and make truthful statements as required by law. For purposes of the immediately preceding sentence, the Company refers only to the Company as a corporate entity and not any of its individual officers, directors, employees or representatives. The Company shall also instruct its directors, officers and senior management to neither disparage the Executive nor respond to any inquiries regarding the Executive, but rather to refer any such inquiries directly to the Company.

(h)                                 Prior to accepting other employment or any other service relationship during the Restricted Period, the Executive shall provide a copy of this Section 5 to any recruiter who assists the Executive in obtaining other employment or any other service relationship and to any other employer or Person with which the Executive discusses potential employment or any other service relationship.

(i)                                     In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  Any breach or violation by the Executive of the provisions of this Section 5 shall toll the running of any time periods set forth in this Section 5 for the duration of any such breach or violation.

(j)                                    As used in this Section 5, the term “Company” shall include the Company and any parent, affiliated, related and/or direct or indirect subsidiary entity thereof.

6.                                      Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements or other payments or benefits provided to Executive under this Agreement, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7.                                      Certain Definitions.

(a)                                 “Board” shall mean the Board of Directors of the Company or an authorized committee of the Board.

(b)                                 “Cause” shall mean any of the following:

(i)                                     a refusal or failure to follow the lawful and reasonable directions of the Board or individual to whom Executive reports, which refusal or failure is not cured, to the extent curable, within thirty (30) days following delivery of written notice of such conduct to the Executive;

(ii)                                  a material failure by Executive to perform his duties in a manner reasonably satisfactory to the Board that is not cured, to the extent curable, within thirty (30) days following delivery of written notice of such failure to Executive;

(iii)                               Executive’s conviction or plea of guilty or nolo contendere to any felony or misdemeanor involving fraud or act of dishonesty;

(iv)                              conduct by the Executive which, based upon good faith and reasonable factual investigation and determination of the Company, demonstrates gross unfitness to serve;

(v)                                 material violation by Executive of any contractual, statutory, or fiduciary duty owed by Executive to the Company or any of its affiliates, including any violation of the Policies or breach of any material provision of this Agreement or any other written agreement between Executive and the Company;

(vi)                              Executive’s willful misconduct that causes or is likely to cause material harm to the business or reputation of the Company or any of its subsidiaries or affiliates, or which brings Executive into widespread public disrepute; or

(vii)                           Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company, its subsidiaries or affiliates, or their directors, officers or employees, if the Company has reasonably requested Executive’s cooperation.

(c)                                  “Change in Control” shall have the meaning set forth in the Casper Sleep Inc. 2020 Equity Incentive Plan, as in effect on the Effective Date (or any successor equity incentive plan of the Company).  Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

(d)                                 “Change in Control Protection Period” shall mean the period beginning three (3) months prior to the consummation of a Change in Control and ending twelve (12) months following the consummation of such Change in Control.

(e)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(f)                                   “Disability” shall mean any physical or mental disability or infirmity of Executive that has prevented the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period; provided, however, that any leave of absence under the Family and Medical Leave Act or other medical leaves permitted by the Company to other employees generally shall be excluded from this definition. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld).

(g)                                  For the sole purpose of determining Executive’s right to severance payments and benefits as described above, “Good Reason” shall mean any one of the following, that occurs without Executive’s written consent: (i) a material diminution in Executive’s authority, duties, responsibilities or reporting structure; (ii) a material diminution in Executive’s annual base compensation opportunity (i.e., base salary and target bonus percentage); or (iii) relocation of the Executive’s principal workplace with the Company by greater than fifty (50) miles from New York, NY; provided that no Good Reason will have occurred unless and until (A) Executive has provided the Company written notice within ninety (90) days following the initial occurrence of any such event or condition, (B) the Company fails to cure such event within thirty (30) days thereafter; and (C)  Executive terminates his employment for Good Reason within thirty (30) days following the end of such cure period.

(h)                                 “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(i)                                     “Restricted Period” shall mean the period from the Effective Date through the eighteen (18) month anniversary of the Date of Termination.

8.                                      Parachute Payments.

(a)                                 Notwithstanding any other provisions of this Agreement or any Company Arrangement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 above, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 8(b) below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)                                 The Total Payments shall be reduced in the following order:  (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of subclauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c)                                  The Company will select an adviser with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax, provided that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code, (the “Independent Advisors”) to make determinations regarding the application of this Section 8.  The Independent Adviser shall provide its determination, together with detailed supporting calculations and documentation, to Executive and the Company within fifteen (15) business days following the date on which Executive’s right to the Total Payments is triggered, if applicable, or such other time as requested by Executive (provided, that Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax) or the Company.  The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.  Any good faith determinations of the Independent Adviser made hereunder shall be final, binding and conclusive upon the Company and Executive.

(d)                                 In the event it is later determined that to implement the objective and intent of this Section 8, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Executive to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Executive, except to the extent the Company reasonably determines would result in imposition of an excise tax under Section 409A.

9.                                      Miscellaneous Provisions.

(a)                                 Work Eligibility.  As a condition of Executive’s employment with the Company, Executive is required to provide evidence of Executive’s identity and eligibility for employment in the United States, which the Company acknowledges it has previously received.

(b)                                 Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of New York, and where applicable, the laws of the United States.  Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York located in Manhattan or the New York State Supreme Court for the County of New York, and the parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and the parties hereby irrevocably consent to the jurisdiction of such courts in any legal or equitable proceedings related to such disputes and waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such courts is improper or that such proceedings have been brought in an inconvenient forum.

(c)                                  Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d)                                 Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)                                     If to the Company, to the Board at the Company’s headquarters,

(ii)                                  If to Executive, to the last address that the Company has in its personnel records for Executive, or

(iii)                               At any other address as any Party shall have specified by notice in writing to the other Party.

(e)                                  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(f)                                   Entire Agreement.  The terms of this Agreement, any indemnification agreement between the Company and Executive, and any equity award agreement between the Company and Executive are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including without limitation the Prior Agreement and any other prior employment agreement or offer letter between Executive and the Company; provided that the equity acceleration provisions in this Agreement shall supersede the provisions of any equity award agreement between the Company and Executive.  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(g)                                  Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of Company.  By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)                                 Construction.  This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any Party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i)                                     Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(j)                                    Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(k)                                 Whistleblower Protections and Trade Secrets.  Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).  Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(l)                                     Section 409A.

(i)                                     General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(ii)                                  Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(iii)                               Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)                              Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)                                 Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

(vi)                              Release.  Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (A) the Company shall deliver the Release to Executive within ten (10) business days following Executive’s Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (B) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (C) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.  For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.  To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 9(m)(vi), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 9(m)(vi)(C), on the first payroll period to occur in the subsequent taxable year, if later.

10.                               Acknowledgements.

Each party acknowledges that such party has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the other party hereto, other than those contained in writing herein, and has entered into this Agreement freely based on such party’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

CASPER SLEEP INC.

By:
Name:
Title:

EXECUTIVE

Philip Krim

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release of Claims (this “Release”) is made by [     ] (“Employee”) in favor of Casper Sleep Inc. (the “Company”) and the “Releasees” (as defined below), as of the date of Employee’s execution of this Release.

1.                                      Release by Employee. In exchange for the payments and benefits provided to Employee pursuant to that certain Employment Agreement entered into by and between the Company and Employee, dated as of [      ],  (the “Agreement”) and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which he or she may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this Release. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the New York Human Rights Law, N.Y. Exec Law Art. 15, § 290 et seq.; the New York State WARN Act; the New York State Labor Law; the New York City Human Rights Law; the New York City Earned Sick Time Act; Section 125 of the New York Workers’ Compensation Law, New York State Civil Rights Law, Article 23-A of the New York State Corrections Law; and any federal, state or local laws of similar effect.

2.                                      Claims Not Released.  This Release shall not apply to: the Company’s obligations to provide the separation benefits under Section 3 of the Agreement; Employee’s right to indemnification under any applicable indemnification agreement with the Company; the Company’s governing documents or applicable law; Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”)

claims of discrimination (provided, however, that Employee releases his or her right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Employee’s vested rights under any retirement or welfare benefit plan of the Company; Employee’s rights in his or her capacity as an equityholder of the Company; or any other rights that may not be waived by an employee under applicable law.

3.                                            Unknown Claims. Employee acknowledges that Employee has been advised of and is familiar with the provisions of California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Employee, being aware of said Code section, hereby expressly waives any rights he or she may have thereunder, as well as under any other statutes or common law principles of similar effect.

4.                                            [Older Worker’s Benefit Protection Act.(1) In accordance with the Older Worker’s Benefit Protection Act, Employee is hereby advised as follows:

(a)   Employee has read this Release and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.

(b)   Employee understands that, by entering into this Release, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Release, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Release.

(c)    Employee has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.

(d)   The Company advises Employee to consult with an attorney prior to executing this Release.

(e)    Employee has twenty-one (21) days to review and decide whether or not to sign this Release.  If Employee signs this Release prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Release, whether or not material, Employee waives the restarting of the twenty-one (21) day period.

(1)  NTD: Insert if employee is age 40 and over.

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(f)     Employee has seven (7) days after signing this Release to revoke this Release and this Release will become effective upon the expiration of that revocation period.  If Employee revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release.

If Employee wishes to revoke this Release, Employee shall deliver written notice stating his or her intent to revoke this Release to [NAME, OFFICER TITLE, DEPARTMENT, ADDRESS], on or before 5:00 p.m. on the seventh (7th) day after the date on which Employee signs this Release.

5.                                      Representations.  Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he or she may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity.  Employee agrees that if he or she hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

6.                                            No Actions.  Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind.  Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Employee will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to[: (i) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (ii)] Employee’s right to file a charge with the EEOC; however, Employee hereby waives any right to any damages or individual relief resulting from any such charge.

7.                                            Exceptions.  Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Employee (or Employee’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, the EEOC, the NLRB, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed

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complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency.  Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.  If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

8.                    Miscellaneous.

(a)                                 No Admission.  Employee understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

(b)                                 Severability.  If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.

(c)                                  Headings.  The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.

(d)                                 Construction of Agreement.  Employee has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

(e)                                  Entire Agreement/Integration. This Release, together with the Agreement and the Restrictive Covenant Agreement, which is attached to the Agreement as an exhibit, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof.  No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release.  All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release.  No amendments to this Release will be valid unless written and signed by Employee and an authorized representative of the Company.

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[EMPLOYEE]

Date:
[NAME]

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